Exhibit 3.4

*150101*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)
1.  Name of corporation:
AMBICOM HOLDINGS, INC.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES
OF
6% SERIES B CONVERTIBLE, REDEEMABLE PREFERRED STOCK
OF
AMBICOM HOLDINGS, INC.

1. Designation. The designation of the series of preferred stock created hereby shall be "6% SERIES B CONVERTIBLE, REDEEMABLE" (the "Series B Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 9,400,000 shares, par value $0.001 per share.

(balance attached)

3.   Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
4.   Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 3-6-09

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES
OF
6% SERIES B CONVERTIBLE, REDEEMABLE PREFERRED STOCK
OF
AMBICOM HOLDINGS, INC.

(Continued)

2.             Certain Definitions. For the purposes of the Certificate of Designation, Preferences and Rights which embodies this resolution, unless the context otherwise requires, capitalized terms used and not otherwise defined in such Certificate of Designation, Preferences and Rights shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural):

“Additional Shares of Common Stock” shall mean all shares (including treasury shares) of common stock issued or sold by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company, other than (i) shares of common stock issued upon conversion of the Series B Preferred Stock or (ii) shares of common stock issued concurrently with the issuance of the Series B Preferred Stock.

“Business Day” shall mean any day on which banks are open for business in New York, New York (other than a Saturday or Sunday), provided that any reference to “days” (unless Business Days are specified) shall mean calendar days.

“Closing” shall mean the consummation of the Company’s Agreement and Plan of Share Exchange with AmbiCom Acquisition Corp., and the transactions related thereto.

“Commission” shall mean the Securities and Exchange Commission or any successor federal agency having similar powers.

“Common Stock” shall mean the common stock of the Company, par value $.001 per share, and any stock into which such stock shall have been converted or changed or any stock resulting from any reclassification of such stock and all other stock of any class or classes (however designated) of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Company” shall mean AmbiCom Holdings, Inc., a Nevada corporation.

“Conversion Rate” shall mean the conversion rate set forth in Section 5.

“Convertible Security” shall mean with respect to the Company any evidence of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holder” shall mean a holder of the Series B Preferred Stock.

“Options” shall mean rights, options or warrants subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities.

“Other Securities” shall mean, when referring to the Company, any stock (other than Company Common Stock) and any other securities of the Company or any other Person (corporate or otherwise) which the holder of Series B Preferred Stock shall at any time be entitled to receive, or shall have received, upon conversion of Series B Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stated Value” of any share of Series B Preferred Stock shall mean $1.00.

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a Majority in Interest and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

3.             Dividends and Distributions.  Each share of Series B Preferred Stock shall be entitled to receive, cumulative annual dividends at the rate of 6.0% per annum on the Stated Value thereof. Such dividends shall be due and payable annually on the last day of January of each year (the “Dividend Payment Date”) in a number of shares of the Company’s fully paid and non-assessable Common Stock equal to the amount of the dividend payment divided by the Stated Value (the “Dividend Shares”). The Dividend Shares so payable will be paid to the person in whose name the applicable shares of Series B Preferred Stock (or one or more predecessor shares) are registered on the records of the Corporation (the “Series B Preferred Stock Register” ). Upon delivery of the Dividend Shares, the Company shall deliver a written notice to the recipient of any such shares setting forth the calculation of the Dividend Shares.

4.             Voting Rights:

(a)           Holders of the Series B Preferred Stock shall vote, on an “as converted” basis together with the Common Stock, as a single class on all matters to which shareholders of the Company are entitled to vote, but, notwithstanding anything else contained herein, such right to vote shall be provided in any case only to the extent required by law.

(b)           Whenever holders of the Series B Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the Series B Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  When voting as a separate class, each share of the Series B Preferred Stock shall entitle the holder thereof to one vote.

(c)           Holders of the Series B Preferred Stock shall vote together as a separate class on all matters which impact the rights, value, or ranking of the Common Stock or Series B Preferred Stock, subject to the limitations provided herein.

(d)           Except as set forth in this Certificate of Designations, the Series B Preferred Stock shall have no other voting rights or other rights to consent to any matter to which stockholders of the Company may vote upon or consent to.

5.             Conversion. The Holder of the Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)    Initial Conversion.  The Holders of any shares of Series B Preferred Stock may, at such holder’s option, without any further consideration, at any time (the “Initial Conversion”), subject to the limitations set forth herein, elect to convert all or any portion of the shares of Series B Preferred Stock held by such person, together with any and all accrued and unpaid dividends, into a number of fully paid and nonassessable shares of Common Stock on the basis one share of Common Stock per each share of Series B Preferred Stock converted (the “Initial Conversion Rate”).  In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

(b)   Anniversary Conversion.  At any time following the second anniversary of the Closing, the Holders of any shares of Series B Preferred Stock may thereafter, at such holder’s option, without any further consideration, at any time (the “Anniversary Conversion”), subject to the limitations set forth herein, elect to convert all or any portion of the shares of Series B Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the Stated Value of the number of shares of Series B being converted, together with any and all accrued and unpaid dividends, divided by the greater of :(i) forty cents ($0.40); or (ii) seventy percent (70%) of the VWAP of the twenty Trading Days immediately preceding the Conversion Date (as that term is defined herein) (the “Anniversary Conversion Rate”). In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

(c)    The conversion of the Series B Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert the Series B Preferred Stock into full shares of Common Stock on any date, the holder thereof shall transmit by overnight carrier (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, to the Company at its then principal offices, Attention: Chief Financial Officer, the original certificates representing the shares of Series B Preferred Stock being converted  (the “Preferred Stock Certificates”) and the original, fully-executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”).

(ii) Company’s Response. Upon receipt by the Company of the Conversion Notice and the Preferred Stock Certificates (the “Conversion Date”), the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within five (5) business days following the date of receipt by the Company of the fully executed Conversion Notice and Preferred Stock Certificates, issue and deliver to the Holder, certificates registered in the name of the Holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Series B Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series B Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than five (5) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series B Preferred Stock not converted.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the Conversion Date.

(d)           Reservation of Common Stock. The Company shall reserve out of its authorized but unissued shares of Common Stock that number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock.

(e)           Termination of Rights on Conversion. All shares of the Series B Preferred Stock converted as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time-to-time take such appropriate action as may be necessary to reduce the number of shares of authorized Series B Preferred Stock accordingly.

(f)           Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation, change of control, share exchange or sale of assets provided for below), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(g)           Adjustment for Merger, Reorganization, Change of Control, etc. In case of any consolidation, merger or share exchange of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation or in the event that there is a Change of Control (as defined below), then each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series B Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(h)           Adjustment to Conversion Price Due to Stock Split, Stock Dividend, etc. If, prior to the Conversion of all of the Series B Preferred Stock, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, or the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof (based upon the subscription or exercise price of such rights or warrants at the time of the issuance thereof),  the Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, the Conversion Price shall be proportionately  increased.  In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

(i)            No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

(j)            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Rate then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series B Preferred Stock. Despite such adjustment or readjustment, the form of each or all stock certificate representing Series B Preferred Stock, if the same shall reflect the initial or any subsequent Conversion Rate, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, Preferences and Rights which shall control.

(k)           Notice to Shareholders. If:

(1)           the Company shall declare a dividend (or any other distribution) on its Common Stock; or

(2)           the Company shall declare a special nonrecurring cash dividend or a redemption of its Common Stock; or

(3)           the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

(4)           the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(5)           the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

Then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series B Preferred Stock, and shall cause to be mailed to the Holders of the Series B Preferred Stock at their last address as they shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(l)            Curative Provision. If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Series B Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company’s capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Series B Preferred Stock at least thirty (30) calendar days prior to the effective date of such action, and an appraiser selected by the holders of a majority in interest of the Series B Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5) of the Conversion Rate (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series B Preferred Stock; provided, however, that the Company, after receipt of the determination by such appraiser, shall have the right to select an additional appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be.

(m)           Issuance Taxes. The issuance of certificates for shares of Common Stock on any conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(n)           Prohibition of Certain Actions. The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may reasonably be requested by the Holder in order to protect the conversion privilege of such Holder against dilution or other impairment, consistent with the tenor and purpose of this Section 5. Without limiting the generality of the foregoing, the Company (A) will not increase the par value of any shares of any series of Common Stock receivable above the par value of the Series B Preferred Stock then in effect, (B) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of all Series B from time to time outstanding, (C) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock or Other Securities issuable after the action upon the conversion of all shares of Series B Preferred Stock would exceed the total number of shares of Common Stock or Other Securities then authorized by the Company’s Articles of Incorporation and available for the purpose of issue upon such conversion, and (D) will not issue any capital stock of any class which has the right to more than one vote per share or any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage (or floating rate related to market yields) of par value or stated value in respect of participation in dividends and a fixed sum or percentage of par value or stated value in any such distribution of assets.

6.             Redemption. The shares of the Series B Preferred Stock shall be subject to redemption in accordance with the provisions of this Section 6.

(a)   Optional Redemption. The Company shall have the right to redeem the Series B Preferred Stock in whole or in part, at any time or from time to time (the “Optional Redemption”), at a cash redemption price equal to the Stated Value of the Series B Preferred Stock being redeemed (the “Optional Redemption Amount”) plus an amount of Common Stock equal to the amount of the accrued and unpaid dividend thereon. In the event that fewer than all the outstanding Series B Preferred Stock are to be redeemed, the number of Series B Preferred Stock to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors, in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange (if any) on which the Series B Preferred Stock are then listed. In the event the Company elects to redeem the Series B Preferred Stock on or before the second anniversary of the Closing, the Company shall deliver a written notice to the Holder of the Series B Preferred Stock at the Holder’s last known address as set forth in the Series B Preferred Stock Register, advising the Holder of the Company’s Optional Redemption (the “Optional Redemption Notice”). Upon delivery by the Company of the Optional Redemption Notice, the Holder shall have twenty (20) days to convert all, but not less than all, of the Series B Preferred Stock into a number of shares of Common Stock equal to the Stated Value divided by Forty Cents ($0.40), plus the amount of the accrued and unpaid dividend thereon. In such instance, the Series B Preferred Stock shall be converted pursuant tot he mechanics set forth in Section5(c) above.

(b)   Mandatory Redemption.  All outstanding shares of Series B Preferred Stock shall be redeemed by the Company on December 31, 2015 (the “Mandatory Redemption Date”), at a per share redemption price equal to the Stated Value, payable in cash out of funds legally available therefor (the “Mandatory Redemption”) plus an amount of Common Stock equal to the amount of the accrued and unpaid dividend thereon.  At least ten (10) but no more than thirty (30) days prior to the Mandatory Redemption Date, the Company shall deliver written notice to each Holder of the Series B Preferred Stock to be redeemed, at the address last shown on the Series B Preferred Stock Register, notifying the Holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Mandatory Redemption Date, the Stated Value, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Mandatory Redemption Notice”). Once delivered, a Mandatory Redemption Notice is irrevocable. On or after the Mandatory Redemption Date, each holder of the Series B Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Stated Value of such shares shall be payable to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

(c)    The Corporation shall not redeem or set aside funds for the redemption of any stock of the Corporation ranking on parity with the Series B Preferred Stock as to dividends or amounts upon liquidation unless prior to or contemporaneously therewith it redeems, or sets aside funds for the redemption of, a number of shares of Series B Preferred Stock whose liquidation preference bears the same relationship to the aggregate liquidation preference of all shares of Series B Preferred Stock then outstanding as the liquidation preference of such parity stock to be redeemed bears to the aggregate liquidation preference of all parity stock then outstanding.

7.             Ranking. For purposes of the Certificate of Designation, Preferences and Rights embodying this resolution, any stock of any class or series of the Company shall be deemed to rank:

(a)           prior to shares of the Series B Preferred Stock, either as to dividends or upon liquidation, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the Holder of shares of the Series B Preferred Stock;

(b)           on a parity basis with shares of the Series B Preferred Stock, either as to dividends or upon liquidation if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the Holder of shares of the Series B Preferred Stock.

8.             Liquidation, Dissolution or Winding Up.

(a)           Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series B Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $2,500,000 (the "Liquidation Preference") to be distributed pro rata in accordance with each Holder’s ownership of the Series B Preferred Stock. Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock, the holders of the Series A Convertible Preferred Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series B Preferred Stock.  After the Liquidation Preference has been paid in full pursuant to this Section 8, the holders of the Series A Convertible Preferred Stock shall be entitled to receive their liquidation preference as set in the Certificate of Designation of the Series A Convertible Preferred Stock. Following payment, first, to the holders of the Series B Preferred Stock of the full preferential amounts described in the first sentence of this Section 8 and, second, to the holders of the Series A Convertible Preferred Stock of the full amounts described in the Certificate of Designation of the Series A Convertible Preferred Stock, the remaining assets (if any) of the Company available for distribution to stockholders of the Company shall be distributed, subject to the rights of the holders of shares of any other series of Preferred Stock ranking prior to the Common Stock as to distributions upon liquidation, pro rata among (i) the holders of the then outstanding shares of Series B Preferred Stock(as if the Series B Preferred Stock had been converted into Common Stock as of the date immediately prior to the date fixed for determination of stockholders entitled to receive such distribution) and (ii) the holders of the Common Stock and any other shares of capital stock of the Company ranking on a parity with the Common Stock as to distributions upon Liquidation. If upon any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment to the holders of the Series B Preferred Stock of the full preferential amounts described in this paragraph, then all the remaining available assets shall be distributed among the holders of the then outstanding Series B Preferred Stock pro rata in accordance with each Holder’s ownership of the Series B Preferred Stock held by each holder thereof.

(b)           Liquidation Value. Each share of the Series B Preferred Stock shall be deemed converted into shares of Common Stock pursuant to the applicable Conversion Rate set forth in Section 5 hereof and shall participate pari passu with the Common Stock and Series B Preferred Stock of the Company in the proceeds available to the Company’s shareholders upon the liquidation, dissolution, or winding up of the Company.

(c)           Business Combinations. Neither the consolidation, merger or other business combination of the Company with or into any other Person or Persons nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 6.

9.             Miscellaneous Provisions.

(a)           Shares Restricted. Neither the shares of Series B Preferred Stock nor the shares of Common Stock into which they are convertible have been registered under the United States Securities Act of 1933, as amended, or applicable state securities laws. Such securities have been offered, sold and issued pursuant to exemptions from such laws.

(b)           Closing of Books. The Company will at no time close its transfer books against the transfer of any shares of Series B Preferred Stock or of any share of the Common Stock issued or issuable upon the conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock.

(c)           Headings of Subdivisions. The headings of the various Sections and other subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(d)           Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereon set forth in the Certificate of Designation, Preferences and Rights embodying this resolution is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereon set forth therein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereon shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereon herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereon unless so expressed herein.